UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : March 16, 2007

ENERGY TRANSFER EQUITY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2828 Woodside Street

Dallas, Texas 75204

(Address of principal executive offices) (Zip Code)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 29, 2006, Transwestern Pipeline Company (“TWP”), a subsidiary of Energy Transfer Partners, L.P., submitted a general rate filing in Docket No. RP06-614 to comply with TWP’s last rate settlement dated May 21, 1996 in Docket Nos. RP95-271 et al., which was approved by the Commission by letter order dated October 16, 1996. By order dated October 31, 2007, the Federal Energy Regulatory Commission (“FERC”) established a hearing to consider certain tariff sheets and directed FERC staff to convene a technical conference to address other tariff sheets. TWP and the active parties previously reached agreement and filed a settlement on February 1, 2007 on certain issues set for technical conference. In addition, TWP and the active parties have recently reached a settlement on all the issues set for hearing by the October 31 Order, including transportation and fuel rates. The settlement was filed on March 9, 2007 and TWP was authorized to represent that all of the active parties support the settlement and agreed to a motion shortening the period of comments. The presiding administrative law judge granted the motion on March 9, 2007 and initial comments to the settlement are due March 16, with reply comments due by March 23, 2007. Given the support of all the active parties, TWP believes that there is a high probability that the settlement will be approved by the FERC. While the settlement rates are higher for some paths and lower for others, TWP anticipates that revenues will not be materially different than historical levels.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall be deemed to be “furnished” and not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.

	By:	LEGP, LLC, its general partner

Date: March 16, 2007	By:	/s/ John W. McReynolds
John W. McReynolds,
President and Chief Financial Officer